CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Schedule TO of our report dated September 15, 2004, relating to the financial statements of Hyperion Collateralized Securities Fund, Inc., which is incorporated by reference into such Schedule TO.

/s/ Schwartz & Hofflich LLP

Schwartz & Hofflich LLP
Norwalk, CT

June 28, 2006